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                                                                    Exhibit 23.7

               CONSENT OF FRIEDMAN, BILLINGS, RAMSEY & CO., INC.


       We hereby consent to the inclusion of our opinion letter, dated May 18, 1999, to the Board of Directors of Long Beach Financial Corporation as Appendix B to this Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of Washington Mutual, Inc. (the ""Registration Statement") and references made to such opinion in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


/s/ FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
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Friedman, Billings, Ramsey & Co., Inc.

Arlington, Virginia
June  , 1999